EXHIBIT 6

JOINT FILING AGREEMENT

In accordance with Rule 13d−1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares of Amarin Corporation plc and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement.

Dated: January 10, 2023

SARISSA CAPITAL MANAGEMENT LP

By: /s/ Mark DiPaolo _______________
 Name: Mark DiPaolo
 Title: Senior Partner, General Counsel

/s/ Alexander J. Denner
Alexander J. Denner

/s/ Louis Sterling III
Louis Sterling III